                                                                                 Exhibit 12(a)


                                   SOUTH JERSEY GAS COMPANY
                       Calculation of Ratio of Earnings To Fixed Charges
                                        (In Thousands)


                                               Fiscal Year Ended December 31,
                                 ------------------------------------------------------------
                                     2000        1999        1998        1997        1996
                                 ------------------------------------------------------------
Net Income*                          $24,853     $23,466     $17,910     $22,000     $19,389

Income Taxes, Net                     16,651      15,455      12,256      11,559      10,627

Fixed Charges**                       21,181      20,949      19,235      18,103      19,574

Capitalized Interest                     (24)       (390)       (167)       (107)       (114)
                                 ------------------------------------------------------------

Total Available for Coverage         $62,661     $59,480     $49,234     $51,555     $49,476
                                 ============================================================


Total Available                         3.0x        2.8x        2.6x        2.9x        2.5x
-----------------------
Fixed Charges




 *  Net Income before Dividends on Preferred Securities and a
    Cumulative Effect of a Change in Accounting Principle.

** Fixed charges consist of interest charges (rentals are not material).
